Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan and the EnerNOC, Inc. 2007 Employee, Director and Consultant Stock Plan and to the incorporation by reference therein of our report dated March 23, 2007, except as to Note 10, as to which the date is May 1, 2007, with respect to the consolidated financial statements of EnerNOC, Inc. included in Amendment No. 5 to its Registration Statement on Form S-1 (Registration No. 333-140632) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 19, 2007